Exhibit 99.2

Press release dated March 28, 2011

FOR IMMEDIATE RELEASE
March 28, 2011

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Savings and Loan Association Amends Existing Purchase Agreement for Sale of the Main Office Building and Surrounding Real Estate; and the Establishment of a New, Nearby Branch Office

Brooklyn, New York – Flatbush Federal Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (“Flatbush Federal”), announced that the Company  and 2166 Nostrand LLC, successor to C and A Capital LLC (the “Purchaser”), entered into an amendment (“Amendment”) on March 24, 2011 to the previously disclosed underlying Purchase Agreement, dated March 3, 2010 (the “Agreement”), pursuant to which Flatbush Federal will sell its current main branch building and a portion of Flatbush Federal’s adjoining real estate to Purchaser for $9,136,000.00.  Under the Agreement, Purchaser will acquire Flatbush Federal’s current main branch building located at 2146 Nostrand Avenue, Brooklyn, New York (“Property A”).  In addition thereto, the Purchaser will take title to 2158 Nostrand Avenue, Brooklyn, New York (“Property B”), and an approximately 12,305 square foot parcel (“Property C”) of a larger adjoining parking lot (“Lot 124”) abutting parts of Nostrand Avenue and Hillel Place, Brooklyn, New York (Property A, Property B, and Property C are collectively, the “Properties”).  Property B is currently leased by Flatbush Federal to a White Castle franchise.
The Agreement further requires Purchaser to subdivide Lot 124 (of which Property C forms a part of) into two separate tax lots or parcels (the “Subdivision”), which is currently underway.  Lot 124 consists of (i) Parcel C and (ii) a 3,100 square foot parcel which abuts Hillel

Place (the “Retained Property”). Flatbush Federal will retain title to the Retained Parcel, which will become the site of a new branch and office building.
The Amendment revised the terms of the Agreement as follows:
1.           The Transfer is now expected to close (the “Closing”) five (5) days after the Subdivision has been approved and new tax lot numbers are assigned to Property C and the Retained Property.  The Agreement originally called for a closing seventy five (75) days following the approved Subdivision and issuance of the tax lot number.  Flatbush Federal anticipates that the Transfer will occur during the second quarter of 2011, although there can be no assurance that the Transfer will not be delayed beyond that date.
2.           As originally contemplated in the Agreement, following the Closing, Purchaser agreed to construct and deliver an approximate 3,000 square foot branch building to Flatbush Federal for a final fit out by Flatbush Federal.  The Amendment now calls for the Purchaser to deliver, in addition to the approximate 3,000 square foot bank branch, three (3) additional floors of office space.  Flatbush Federal will use the additional three (3) floors of office space (consisting of approximately 7,125 of additional square feet) for its executive and administrative offices.
3.           In consideration of constructing the three (3) additional floors of office space, the Purchaser shall receive a credit at the Closing of $2,176,600.00.
4.           One of the principals of the Purchaser will personally guarantee the Purchaser’s obligation to deliver the bank branch and office building to Flatbush Federal.
According to Flatbush Federal’s Chief Executive Officer Jesus Adia, “The benefit of this Amendment to the existing Agreement is that it allows us to expedite the Closing and maximize the development rights in the Retained Property.  By utilizing the available development rights,

Flatbush Federal will not be required to go out to the market to lease office space required for the bank’s executive and administrative offices.  This transaction allows us to maximize the efficiency of having our corporate and administrative offices above a bank branch to better serve our customers.  We estimate a pre-tax gain in the range of $8.8 to $9.0 million, which will occur during the quarter in which the Transfer occurs.”
Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, receipt of various regulatory approvals for the above-referenced transactions, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.